Exhibit 1
VOTING SUPPORT AGREEMENT
THIS AGREEMENT is made as of the 26th day of February, 2009
BETWEEN:
Marty Steinberg, solely in his capacity as the Court appointed Receiver of Lancer Management Group, LLC, Lancer Management Group II, LLC, Lancer Offshore, Inc., Omnifund, ltd., LSPV, Inc., LSPV, LLC, CLR Associates, LLC, G.H. Associates LLC and Alpha Omega Group, Inc. and the person in control of Lancer Partners, L.P.
(the “Shareholder”)
Gerard A. McHale, Jr., as the Liquidating Trustee of Lancer Partners, L.P.
(the “Liquidating Trustee”);
- and -
Nuance Communications, Inc.,
a corporation incorporated under the laws of Delaware
(the “Purchaser”).
RECITALS:
A.	the Shareholder is the beneficial owner of the outstanding common shares of [Z] Corporation, a corporation incorporated under the laws of the Province of Alberta (the “Company”), set forth on Schedule A to this Agreement;

B.	the Shareholder is beneficially holding and managing such shares pursuant to certain applicable law and a number of orders issued by: (i) the United States District Court for the Southern District of Florida (the “District Court”), presiding over the proceeding styled Securities and Exchange Commission v. Michael Lauer et al., Case No. 03-80612-CIV-MARRA/SELTZER; and (ii) the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”), presiding over the case styled In re Lancer Partners, L.P., Case No. 0611721-BKC-JKO;

C.	the Shareholder has agreed in the future and pursuant to various court orders to transfer (the “Trustee Transfer”) to the Liquidating Trustee the beneficial ownership of the outstanding common shares of [Z] set forth on Schedule A to this Agreement and identified as the “Trustee Shares”;

D.	concurrently with the execution of this Agreement, the Purchaser, Sub and the Company are entering into an arrangement agreement (the “Arrangement Agreement”) in the form attached hereto as Exhibit B, pursuant to which Sub and the Company, subject to the satisfaction or waiver of certain conditions, have agreed to, among other things, effect the Plan of Arrangement and other transactions contemplated therein; and

E.	as inducement and a condition to entering into the Arrangement Agreement, Purchaser has required Shareholder and Liquidating Trustee to enter into this Agreement.
     NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1 Definitions
1.1.1 Capitalized terms used herein but not otherwise defined shall have the meaning given in the Arrangement Agreement. As used in this Agreement, the following terms have the following meanings assigned to them:
“Agreement” means this agreement among the Parties hereto together with any and all schedules hereto, as the same may be amended, from time to time, and the expressions “herein”, “hereof”, “hereto” “above”, “below” and similar expressions refer to this Agreement and, where applicable, to the appropriate schedule or schedules hereto;
“Arrangement Agreement” has the meaning ascribed thereto in the recitals;
“beneficially owned” or “beneficial ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Sections 5 and 6 of the Securities Act) including pursuant to any agreement, arrangement or understanding, whether or not in writing;
“Court Order Approvals” shall have the meaning ascribed in Section 5.18;
“Expiry Time” has the meaning ascribed in Section 2.1;
“Knowledge” means, with respect to the Shareholder, only the actual knowledge of Mr. Steinberg without undertaking any form of investigation or other diligence and with respect to the Liquidating Trustee, only the actual knowledge of Mr. McHale without undertaking any form of investigation or other diligence;

“Owned Shares” means those Shares in the number set forth on Schedule A;
“Party” means a party to this Agreement and “Parties” means all parties to this Agreement; and
“Securities Act” means the Securities Act (Alberta), as amended.
Section 1.2Certain Rules of Interpretation
1.2.1 In this Agreement:
(a)	Currency. Unless otherwise specified, all references to money amounts are to the lawful currency of the United States of America.

(b)	Headings. Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(c)	Including. Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(d)	No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(e)	Number and Gender. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(f)	Statutory References. A reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.

(g)	Time. Time is of the essence in the performance of the Parties’ respective obligations.

(h)	Time Periods. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

ARTICLE 2
COVENANTS
Section 2.1 Pre-Approval Covenants of the Shareholder and the Liquidating Trustee
2.1.1 The Shareholder hereby covenants and agrees in favour of the Purchaser that from and including the date hereof until the earlier of: (w) upon termination of the Arrangement Agreement in accordance with the terms thereof; (x) the Effective Time; and (y) the termination of this Agreement in accordance with its terms (such earlier time being the “Expiry Time”), the Shareholder will:
(a)	use its commercially reasonable efforts to seek to secure the Court Order Approvals from each of the District Court and the Bankruptcy Court. Without limiting the generality of the foregoing, the Shareholder agrees that it shall use all commercially reasonable efforts to secure Court Order Approvals, including, but not limited to (A) filing motions in substantially the forms attached hereto as Exhibits [ ] and [ ] (the “Motions”) (B) seeking orders in substantially the form attached hereto as Exhibits [ ] and [ ] (the later order, is hereinafter referred to as the “Bankruptcy Court Order Approval”) and (C) attending, arguing and presenting evidence in favour of the Motions and the Court Order Approvals at any hearing at which the Motions or the Court Order Approvals are considered by the District Court or the Bankruptcy Court; and

(b)	subject to orders of the District Court or Bankruptcy Court otherwise, not, directly or indirectly: (i) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing information or entering into any form of written or oral agreement, arrangement or understanding) any inquiries or proposals regarding an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal; or (iii) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or understanding related to any Acquisition Proposal.
2.1.2 The Liquidating Trustee hereby covenants and agrees in favour of the Purchaser that from and including the date hereof until the Expiry Time (defined below) the Liquidating Trustee shall:
(a)	as soon as practical following the execution of this Agreement, use its commercially reasonable efforts to file motions with and seek to secure the Bankruptcy Court Order Approval from the Bankruptcy Court. Without limiting the generality of the foregoing, the Liquidating Trustee agrees that it shall use all commercially reasonable efforts to secure the Bankruptcy Court Order Approval, including, but not limited to (A) filing motions in substantially the forms attached hereto as Exhibit [ ] (the “Bankruptcy Motion”) (B) seeking orders in substantially the form attached hereto as Exhibit [ ] and (C) attending, arguing and presenting evidence in favour of the Motions and the Court Order Approvals at any hearing at which the Motions or the Court Order Approvals are considered by the Bankruptcy Court; and

(b)	subject to orders of the District Court or Bankruptcy Court otherwise, not, directly or indirectly: (i) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing information or entering into any form of written or oral agreement, arrangement or understanding) any inquiries or proposals regarding an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal; or (iii) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or understanding related to any Acquisition Proposal.
Section 2.2 Post-Approval Covenants of the Shareholder and the Liquidating Trustee
2.2.1 Subject to obtaining the Court Order Approvals, the Shareholder hereby covenants and agrees in favour of the Purchaser that from the date such approvals are obtained until the Expiry Time, the Shareholder will:
(a)	not deposit the Owned Shares to a take-over bid or similar transaction ;

(b)	with the exception of the Trustee Transfer, not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey the Owned Shares, or any right or interest therein (legal or equitable), to any person or agree to do any of the foregoing;

(c)	with the exception of the Trustee Transfer or to the extent not inconsistent with the terms hereof, not grant or agree to grant any proxy or other right to vote the Owned Shares, enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Shareholders or give consents or approval of any kind as to the Owned Shares;

(d)	exercise the voting rights attaching to the Owned Shares, with the exception of any shares then transferred to the Liquidating Trustee, to vote against any proposed action by the Company, any of its Subsidiaries, Shareholders, or any other person: (i) in respect of any Acquisition Proposal; (ii) which might reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Plan of Arrangement; or (iii) which might reasonably be expected to result in a breach of the Arrangement Agreement by the Company;

(e)	promptly notify and provide the Purchaser with a copy of every written communication received by the Shareholder after the date hereof in connection with any Acquisition Proposal and to promptly provide to the Purchaser to the extent it has knowledge: (i) notification of the identity of the party (or parties) that has made such communication or on whose behalf such communication has been made; (ii) a description of the material terms and conditions of such Acquisition Proposal; and (iii) a description of any change to the material terms or conditions of such Acquisition Proposal;

(f)	vote or to cause to be voted the Owned Shares, with the exception of any shares then transferred to the Liquidating Trustee, in favour of any resolution to approve the Plan of Arrangement at any meeting of Shareholders called in respect of the Plan of Arrangement; and

(g)	not exercise any rights of dissent provided under the Business Corporations Act (Alberta), the Plan of Arrangement or otherwise in connection with any resolution relating to the Plan of Arrangement or the transactions contemplated by the Arrangement Agreement, including the Plan of Arrangement.
2.2.2 Subject to the Court Order Approvals and the Trustee Transfer, the Liquidating Trustee hereby covenants and agrees in favour of the Purchaser that from and including the date hereof until the Expiry Time, the Liquidating Trustee will:
(h)	Not deposit the Trustee Shares into a takeover bid or similar transaction.

(i)	not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey the Trustee Shares, or any right or interest therein (legal or equitable), to any person or agree to do any of the foregoing;

(j)	to the extent not inconsistent with the terms hereof, not grant or agree to grant any proxy or other right to vote the Trustee Shares that is inconsistent with the terms hereof, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Shareholders or give consents or approval of any kind as to the Trustee Shares;

(k)	exercise the voting rights attaching to the Trustee Shares to vote against any proposed action by the Company, any of its Subsidiaries, Shareholders, or any other person: (i) in respect of any Acquisition Proposal; (ii) which might reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Plan of Arrangement; or (iii) which might reasonably be expected to result in a breach of the Arrangement Agreement by the Company;

(l)	promptly notify and provide the Purchaser with a copy of every written communication received by the Liquidating Trustee after the date hereof in connection with any Acquisition Proposal and to promptly provide to the Purchaser to the extent it has knowledge: (i) notification of the identity of the party (or parties) that has made such communication or on whose behalf such communication has been made; (ii) a description of the material terms and conditions of such Acquisition Proposal; and (iii) a description of any change to the material terms or conditions of such Acquisition Proposal; and

(m)	to vote or to cause to be voted the Trustee Shares in favour of any resolution to approve the Plan of Arrangement at any meeting of Shareholders called in respect of the Plan of Arrangement.

(n)	to not exercise any rights of dissent provided under the Business Corporations Act (Alberta), the Plan of Arrangement or otherwise in connection with any resolution relating to the Plan of Arrangement or the transactions contemplated by the Arrangement Agreement, including the Plan of Arrangement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
Section 3.1 Representations and Warranties of the Shareholder and the Liquidating Trustee
3.1.1 The Shareholder represents and warrants to the best of its Knowledge to the Purchaser and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement that as of the date of this Agreement:
(a)	Authorization. With the exception of the Court Order Approvals, this Agreement has been duly executed and delivered by the Shareholder. The execution of this Agreement and Shareholder’s performance of its obligations hereunder do not and will not, with notice or lapse of time or both, violate any provision of any agreement to which the Shareholder is a party.

(b)	Enforceability. , Subject to a orders from the Bankruptcy Court or the District Court otherwise,, this Agreement will constitute a legal, valid and binding agreement enforceable by the Purchaser against the Shareholder in accordance with its terms subject, however, to limitations with respect to: (a) enforcement imposed by Law in connection with bankruptcy, receivership or similar proceedings; (b) the equitable power of the courts to stay proceedings before them and the execution of judgments; and (c) to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought. Subject to the receipt of the Court Order Approvals, the execution of this Agreement and the consummation of the transactions contemplated hereunder do not and will not, with notice or lapse of time or both, violate any provision of any agreement to which the Shareholder is a party.

(c)	Ownership of Owned Shares. The Shareholder is either the beneficial owner of or exercises direction and control over the Owned Shares and the voting rights attendant thereto, free and clear of any and all encumbrances or rights of others of any nature or kind whatsoever. The Owned Shares constitute all of the Shares or other securities of the Company owned legally or beneficially, either directly or indirectly, by the Shareholder or over which the Shareholder exercises control or direction, either directly or indirectly.

(d)	No Agreements. Other than the Liquidating Trustee, no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the Shareholder of any of the Owned Shares, or any interest therein or right thereto, except pursuant to this Agreement. The Shareholder has no agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition by, or transfer to, the Shareholder of additional Shares or other securities of the Company or any of its Subsidiaries.

(e)	Voting. With the exception of proxies, voting trusts or other agreements which are no longer of any force and effect, the Shareholder has not previously granted or agreed to grant any ongoing proxy in respect of the Owned Shares or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, or any agreement to call meetings of Shareholders or give consents or approvals in any affecting the Owned Shares,

(f)	Consents. With the exception of the Court Order Approvals, no consent, waiver, approval, authorization, exemption, registration, license or declaration of or by, or filing with, or notification to any Governmental Entity is required to be made or obtained by the Shareholder of this Agreement in connection with: (i) the execution and delivery by the Shareholder and enforcement against the Shareholder of this Agreement; or (ii) the consummation of any of the transactions by the Shareholder provided for herein except for, in either case, the filing of insider trading reports and compliance with the early warning reporting requirements (and the equivalent thereof in the United States) under applicable Securities Law.

(g)	No Proceedings. Assuming the Court Order Approvals have been obtained, there are no legal or regulatory proceedings in progress or pending before any public body, court or authority or threatened against the Shareholder that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder or the title of the Shareholder to any of the Owned Shares. Assuming the Court Orders had been secured, there is no judgment, decree or order against the Shareholder that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder or the title of the Shareholder to any of the Owned Shares.

3.1.2 The Liquidating Trustee represents and warrants to the best of its Knowledge to the Purchaser and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement that, as of the date hereof:
(a)	Authorization. With the exception of the Court Order Approvals, this Agreement has been duly executed and delivered by the Liquidating Trustee. The execution of this Agreement and the Liquidating Trustee’s performance of its obligations hereunder do not and will not, with notice or lapse of time or both, violate any provision of any agreement to which the Liquidating Trustee is a party.

(b)	Enforceability., Subject to orders from the Bankruptcy Court or the District Court otherwise, this Agreement will constitute a legal, valid and binding agreement enforceable by the Purchaser against the Liquidating Trustee in accordance with its terms subject, however, to limitations with respect to: (a) enforcement imposed by Law in connection with bankruptcy, receivership or similar proceedings; (b) the equitable power of the courts to stay proceedings before them and the execution of judgments; and (c) to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought. Subject to the receipt of the Court Order Approvals, the execution of this Agreement and the consummation of the transactions contemplated hereunder do not and will not, with notice or lapse of time or both, violate any provision of any agreement to which the Liquidating Trustee is a party.

(c)	Ownership of Trustee Shares. Assuming the Trustee Transfer has occurred, the Liquidating Trustee will be either the beneficial owner of or exercises direction and control over the Trustee Shares and the voting rights attendant thereto, free and clear of any and all encumbrances or rights of others of any nature or kind whatsoever. The Trustee Shares constitute all of the Shares or other securities of the Company owned or expected to be owned legally or beneficially, either directly or indirectly, by the Liquidating Trustee or over which the Liquidating Trustee exercises or expects to exercise control or direction, either directly or indirectly.

(d)	No Agreements. No person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the Liquidating Trustee of any of the Trustee Shares, or any interest therein or right thereto, except pursuant to this Agreement. The Liquidating Trustee has no agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition by, or transfer to, the Liquidating Trustee of additional Shares or other securities of the Company or any of its Subsidiaries.

(e)	Voting. The Liquidating Trustee has not previously granted or agreed to grant any ongoing proxy in respect of the Owned Shares or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, or any agreement to call meetings of Shareholders or give consents or approvals in any affecting the Trustee Shares,

(f)	Consents. With the exception of the Court Order Approvals, no consent, waiver, approval, authorization, exemption, registration, license or declaration of or by, or filing with, or notification to any Governmental Entity is required to be made or obtained by the Liquidating Trustee of this Agreement in connection with: (i) the execution and delivery by the Liquidating Trustee and enforcement against the Liquidating Trustee of this Agreement; or (ii) the consummation of any of the transactions by the Liquidating Trustee provided for herein except for, in either case, the filing of insider trading reports and compliance with the early warning reporting requirements (and the equivalent thereof in the United States) under applicable Securities Law.

(g)	No Proceedings. Assuming the Court Order Approvals have been obtained, there are no legal or regulatory proceedings in progress or pending before any public body, court or authority or threatened against the Liquidating Trustee that would adversely affect in any manner the ability of the Liquidating Trustee to enter into this Agreement and to perform its obligations hereunder or the title of the Liquidating Trustee to any of the Trustee Shares. Assuming the Court Orders had been secured, there is no judgment, decree or order against the Liquidating trustee that would adversely affect in any manner the ability of the Liquidating Trustee to enter into this Agreement and to perform its obligations hereunder or the title of the Liquidating Trustee to any of the Trustee Shares.
Section 3.2 Representations and Warranties of the Purchaser
3.2.1 The Purchaser hereby represents and warrants to the Shareholder and Liquidating Trustee and acknowledges that the Shareholder and Liquidating Trustee are each relying upon such representations and warranties in entering into this Agreement, that, as of the date of this Agreement:
(a)	Incorporation; Authorization. The Purchaser is duly incorporated and validly existing under the laws of its jurisdiction of incorporation. The Purchaser has all necessary power, authority, capacity and right to enter into this Agreement and the Arrangement Agreement and to carry out each of its obligations under this Agreement and the Arrangement Agreement and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Arrangement Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement enforceable by the Shareholder against the Purchaser in accordance with its terms, subject, however, to limitations with respect to: (i) enforcement imposed by Law in connection with bankruptcy or similar proceedings; (ii) the equitable power of the courts to stay proceedings before them and the execution of judgments; and (iii) the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(b)	No Violations. The execution and delivery of this Agreement or the Arrangement Agreement by the Purchaser or compliance by the Purchaser with any of the provisions hereof or thereof will not violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) the charter, by-laws or other organizational documents of the Purchaser or any of its Subsidiaries or (ii) any contract or other instrument or obligation to which the Purchaser or any of its Subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which the Purchaser or any of its Subsidiaries is bound and, in each case, individually or in the aggregate, would materially adversely affect the Purchaser’s ability to perform its obligations under this Agreement or the Arrangement Agreement.

(c)	Parent Common Stock. The Parent Common Stock which constitutes part of the Purchase Consideration has been duly authorized, and upon consummation of the transactions contemplated by the Arrangement Agreement, will be validly issued, fully paid and non-assessable.

(d)	Absence of Pre-emptive Rights Except as would not have a Parent Material Adverse Effect, there are no statutory or contractual shareholder preemptive rights with respect to the issuance of the Parent Common Stock which constitutes part of the Purchase Consideration.

(e)	SEC Documents. Except as would not have a Parent Material Adverse Effect, Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2007. Except as would not have a Parent Material Adverse Effect, the EDGAR system of the SEC contains in a publicly available format, all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. Except as would not have a Parent Material Adverse Effect, as of their respective dates, the Parent SEC Reports: (i) were prepared in accordance with and complied in all material respects with the requirements of the U.S. Securities Act of 1933, as amended, or the U.S. Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of the Arrangement Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as would not have a Parent Material Adverse Effect, none of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(f)	Parent Financial Statements. Except as would not have a Parent Material Adverse Effect, the financial statements of Parent included in the Parent SEC Reports, as of their respective dates, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments).

(g)	No Undisclosed Liabilities. Except as would not have a Parent Material Adverse Effect, Parent has no material Liabilities other than: (i) those set forth or adequately provided for in the balance sheet included in Parent’s most recently filed Quarterly Report on Form 10-Q (including the notes thereto, the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business, consistent with past practices, and not required by GAAP to be set forth in the Parent Balance Sheet, or (iii) those incurred in the ordinary course of business since the date of the Parent Balance Sheet, consistent with past practices.

(h)	Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports and as would not have a Parent Material Adverse Effect, since the date of the most recent unaudited financial statements included in the Parent SEC Reports and through the date of the Arrangement Agreement, there has not been: (i) any Parent Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s capital stock, (iii) any amendment of any provision of the certificate of incorporation or bylaws of, or of any material term of any outstanding security issued by, Parent, (iv) any material change in any method of accounting or accounting practice by Parent except for any such change required by a change in GAAP, or (v) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock.

(i)	Certain Securities Law Matters. The Shares to be issued in connection with the transactions contemplated hereby will not be subject to any statutory hold or restricted period under the securities legislation of any province or territory of Canada and, subject to restrictions contained therein in respect of “control distributions,” will be freely tradable within Canada by the holders thereof. The certificates representing the Shares to be issued in connection with the Arrangement to Shareholders will not bear any U.S. Securities Act restrictive legend.

(j)	Interim Operations of Sub.

(A) Except as would not have a Parent Material Adverse Effect, all of the issued and outstanding equity of Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, shareholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.

(B) Except as would not have a Parent Material Adverse Effect, as of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) the Arrangement Agreement and any other agreements or arrangements contemplated by the Arrangement Agreement or in furtherance of the transactions contemplated thereby, Sub has not incurred, directly or indirectly, through any of its Subsidiaries or affiliates, any obligations or liabilities.

(k)	Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date of the Arrangement Agreement and except as would not have a Parent Material Adverse Effect, there is no action, suit, claim or proceeding of any nature pending, or to the knowledge of Parent, threatened, against Parent, any of its Subsidiaries, their respective properties (tangible or intangible) or any of their respective officers or directors, that is reasonably likely to result in a Parent Material Adverse Effect, and there is no investigation or similar proceeding pending or, to the knowledge of Parent, threatened, against Parent by or before the SEC or NASDAQ. Except as would not have a Parent Material Adverse Effect, no Governmental Entity has at any time challenged the legal right of Parent or any of its Subsidiaries to conduct its operations as presently or previously conducted.

(l)	Information Supplied. Except as would not have a Parent Material Adverse Effect, none of the information supplied in writing by Parent for inclusion or incorporation by reference in the Proxy Circular will, at the date it is first mailed to the Shareholders, at the time of the Special Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such time or date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.

(m)	Consents. Except for (a) obtaining Shareholder Approval, (b) the filing of applications (and supporting materials) for each of the Interim Order and the Final Order with the Court, (c) the filing of the Articles of Arrangement with the Registrar, (d) any filings with the Registrar under the ABCA, (e) any filings required under the rules of the Stock Exchanges, and (f) any filings required under applicable state securities or “Blue Sky” laws in the United States, except as would not have a Parent Material Adverse Effect, no consent, waiver, approval, authorization, exemption, registration, license or declaration of or by, or filing with, or notification to any Governmental Entity is required to be made or obtained by the Purchaser of this Agreement in connection with: (i) the execution and delivery by the Purchaser and enforcement against the Purchaser of this Agreement; or (ii) the consummation of any of the transactions by the Purchaser provided for herein except for, in either case, the filing of insider trading reports and compliance with the early warning reporting requirements (and the equivalent thereof in the United States) under applicable Securities Law.

(n)	Canadian Securities Laws Issues. The distribution of Parent Common Stock pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Canadian Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian Securities Laws and are not subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to a “distribution” as defined under Canadian Securities Laws or pursuant to section 2.14 of CSA Multilateral Instrument 45-102 — Resale of Securities).

(o)	U.S. Securities Law Issues. Either (i) the Parent Common Stock to be issued in the United States in connection with the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act and U.S. state securities or “Blue Sky” laws and the securities to be distributed in the United States pursuant to the Arrangement are not subject to resale restrictions in the United States under the U.S. Securities Act or (ii) the registration statement on Form S-4 (or on such other form that may be available to Parent) contemplated by Section 5.12 of the Arrangement Agreement shall have been declared effective by the SEC prior to the issuance of any Parent Common Stock to the Shareholder.

(p)	NASDAQ Listing. NASDQ shall have authorized for listing, subject to official notice of issuance, the shares of the Parent Common Stock to be issued pursuant to the Arrangement Agreement as of the Effective Date, or as soon as possible thereafter.
ARTICLE 4
TERMINATION
Section 4.1 This Agreement shall be terminated at the Expiry Time and may also be terminated by notice in writing:
(a)	by the Purchaser at any time when not in material default in the performance of its obligations under this Agreement and without prejudice to any other rights it may have hereunder if (i) any of the representations and warranties of the Shareholder under this Agreement shall not be true and correct in all material respects (ii) the Shareholder shall not have complied with its covenants to the Purchaser contained in this Agreement in all material respects; or

(b)	by the Shareholder at any time when not in material default in the performance of its obligations under this Agreement if any of the following occurs: (i) any of the representations or warranties of the Purchaser under this Agreement shall not be true and correct in all material respects; or (ii) the Purchaser shall not have complied with its covenants to the Shareholder contained in this Agreement in all material respects; or (iii) the Plan of Arrangement or Arrangement Agreement is amended, modified or provisions thereof are waived in any way that materially adversely impacts the Shareholder, including any amendment, modification or waiver that (w) reduces the per share purchase price; (x) increases the percentage of the purchase price payable with any form of consideration other than U.S. Dollars, (y) directly or indirectly restricts the Shareholder’s ability to freely trade the Nuance common stock immediately after the consummation of the Arrangement, or (z) proposes the issuance of consideration consisting of anything other than Nuance common stock and cash; (iv) the Company fails to mail the Proxy Circular and any other documentation required to be mailed under the Interim Order and applicable Laws on or before May 15, 2009 and such failure is the result of either a breach by Purchaser of its obligations under the Arrangement Agreement or any of the representations and warranties of the Purchaser under the Arrangement Agreement not being true and correct in all material respects (after giving effect to any Parent Material Adverse Effect qualifiers set forth in Section 3.2); or (v) the Effective Date has not occurred by June 15, 2009; provided, however, that in the event Purchaser and the Company agree to extend the Termination Date, the June 15, 2009 termination date in this Section 4.1(b)(v) shall automatically be extended to the date to which the Termination Date has been extended, but in no event by more than thirty (30) calendar days.

(c)	by the Liquidating Trustee at any time when not in material default in the performance of its obligations under this Agreement if any of the following occurs: (i) any of the representations or warranties of the Purchaser under this Agreement shall not be true and correct in all material respects; or (ii) the Purchaser shall not have complied with its covenants to the Liquidating Trustee contained in this Agreement in all material respects; or (iii) the Plan of Arrangement is amended, modified or provisions thereof are waived in any way that materially adversely impacts the Liquidating Trustee, including any amendment, modification or waiver that (w) reduces the per share purchase price; (x) increases the percentage of the purchase price payable with any form of consideration other than U.S. Dollars, (y) directly or indirectly restricts the Liquidating Trustee’s ability to freely trade the Nuance common stock immediately after the consummation of the Arrangement, or (z) proposes the issuance consideration consisting of anything other than Nuance common stock and cash; (iv) the Company fails to mail the Proxy Circular and any other documentation required to be mailed under the Interim Order and applicable Laws on or before May 15, 2009 and such failure is the result of either a breach by Purchaser of its obligations under the Arrangement Agreement or any of the representations and warranties of the Purchaser under the Arrangement Agreement not being true and correct in all material respects (after giving effect to any Parent Material Adverse Effect qualifiers set forth in Section 3.2); or (v) the Effective Date has not occurred by June 15, 2009; provided, however, that in the event Purchaser and the Company agree to extend the Termination Date, the June 15, 2009 termination date in this Section 4.1(c)(v) shall automatically be extended to the date to which the Termination Date has been extended, but in no event by more than thirty (30) calendar days.

Notwithstanding Section 4.1(a), Section 4.1(b) or Section 4.1(c) neither the Purchaser, the Shareholder nor the Liquidating Trustee may exercise any termination right set forth in Section 4.1(a), Section 4.1(b) or Section 4.1(c), as applicable, unless the Party intending to so exercise has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters that the Party delivering such notice is asserting as the basis for the termination right. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement if such matter is cured, or if such matter remains uncured, until the expiration of a period of five Business Days from the date such notice is received.
Section 4.2 Effect of Termination
Upon termination of this Agreement in accordance with this Article 4, no Party shall have any rights, duties, privileges, obligations or liability under this Agreement; provided that other than in the event of termination of this Agreement upon the occurrence of the Effective Time, neither the termination of this Agreement nor any provision of this Section 4.2 shall relieve any Party from any liability for any breach by it of this Agreement, including from any incorrectness or inaccuracy in its representations and warranties and any non-performance by it of any of its covenants made herein. Notwithstanding the foregoing provisions of this Section 4.2, the following provisions of this Agreement shall survive any termination of this Agreement: Section 5.3 through Section 5.18.
ARTICLE 5
GENERAL
Section 5.1 Co-operation and Further Assurances
The Parties agree to act pursuant to this Agreement in good faith and shall with reasonable diligence do all such things required to consummate the actions and/or inactions expressly identified in this Agreement.
Section 5.2 Survival of Representations and Warranties
The representations and warranties contained herein shall survive for a period of one year after the date of this Agreement. Any investigations made by or on behalf of a Party or any of its advisors shall not mitigate, diminish or affect the representations, warranties or covenants made by the other Party pursuant to this Agreement.

Section 5.3 Limitation of Liability
Notwithstanding any other provision of this Agreement, no Party shall be liable for indirect, incidental, consequential, special or exemplary damages, including loss of revenue or profits, or economic loss of any kind or any claim against the other Party by any other person for breach of any provision of this Agreement, in tort or otherwise. Subject to Section 5.12, a Party’s maximum, entire and total cumulative liability for monetary damages to the other Party for breach of any provision of this Agreement shall be limited to an amount equal to the consideration receivable by the Shareholder pursuant to the Plan of Arrangement; provided, however, the Liquidating Trustee’s maximum, entire and total cumulative liability for monetary damages to the Purchaser for breach of any provision of this Agreement shall be limited to an amount equal to the consideration receivable by the Liquidating Trustee pursuant to the Plan of Arrangement.
Section 5.4 Assignment
This Agreement shall not be assigned by operation of Law or otherwise, except that the Purchaser may assign all or any portion of its rights under this Agreement to any “affiliate” (as defined in the Arrangement Agreement) upon two Business Days’ prior written notice to the Shareholder, but no such assignment shall relieve the Purchaser of its obligations hereunder.
Section 5.5 Governing Law
This Agreement shall be governed in all respects, including validity, interpretation and effect, exclusively by the laws of Delaware, without giving effect to the principles of conflict of laws thereof.
Section 5.6 Dispute Resolution
Any dispute, controversy or claim between the Parties arising out of, relating to or in connection with this Agreement, shall be resolved by the Bankruptcy Court and the District Court. The resolution of such disputes, whether in law or in equity, shall be considered proceedings ancillary to the action styled Securities and Exchange Commission v. Michael Lauer et al., Case No. 03-80612-CIV-MARRA/SELTZER (the “Enforcement Action”), currently pending before the District Court. The District Court presiding over the Enforcement Action shall have original and exclusive jurisdiction over any such legal or equitable disputes including, without limitation any claims for injunctive relief or specific performance, and including, without limitation, any dispute arising under Canadian law, Florida law or any other applicable law. The Parties hereby irrevocably submit in any suit, action or proceeding arising out of or relating to such dispute, including, without limitation, claims for injunctive relief or specific performance, to the exclusive jurisdiction of the District Court and waive any and all objections to such jurisdiction or venue that it may have under the laws of any state or country, including, without limitation, any argument that jurisdiction, situs and/or venue are inconvenient or otherwise improper. The Parties further agree that process may be served upon them in any manner authorized under the laws of the United States or Florida, and each waives any objection that it otherwise may have to such process. The Parties agree that service of any process, summons, notice or document by registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against any Party in such court.

EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT ANY PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.
Section 5.7 Entire Agreement
This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof. Other than as set forth in this agreement, no representation or warranty has been given by any Party to the other.
Section 5.8 Amendments and Waiver
This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties hereto. No waiver of any provision of this Agreement will be effective or binding unless made in writing and signed by the Party to be bound thereby and, unless otherwise provided therein, will be limited to the specific provision waived thereby.
Section 5.9 Press Releases
Each Party agrees that it shall not make any public announcement respecting the entering into of this Agreement except as may be required by applicable Laws, court process or by obligations pursuant to the rules of any Stock Exchange on which its securities are listed, or for purposes of obtaining the Court Order Approvals.
Section 5.10 Consent to Filing
The Shareholder and Purchaser consents to the filing of this Agreement with Canadian provincial and U.S. securities regulators as required under applicable Securities Laws. Purchaser acknowledges that the Shareholder and the Liquidating Trustee are both legally obliged to issue a public announcement of the material terms of this Agreement.
Section 5.11 Notices
Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile:

(a)	If to the Purchaser, at:

[N], Inc. 1 Wayside Road Burlington, Massachusetts 01803 Attention: Senior Vice President Corporate Development Fax No.: [?]
With a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation 1700 K Street N.W., Fifth Floor Washington, D.C. 20006 Attention: Robert Sanchez Fax No: (202) 973-8899
and to:

Blake, Cassels & Graydon LLP 199 Bay Street Suite 2800, Commerce Court West Toronto, Ontario, Canada M5L 1A9 Attention: Chris Hewat Fax No.: (416) 862-2653
(b)	If to the Shareholder at:

Hunton & Williams LLP
1111 Brickell Avenue
Suite 2500
Miami, Florida 33131

Attention: Marty Steinberg, Esq.
Fax No.: (305) 810-2460

Receiver for the Receivership Entities and responsible person for Lancer Partners, L.P.

With a copy to (which shall not constitute notice):

Hunton & Williams, LLP
1111 Brickell Avenue
Suite 2500
Miami, Florida 33131

Attention: David E. Wells, Esq.
Fax No.: (305) 810-1652

Securities counsel to the Receiver

with a copy to (which shall not constitute notice):

Fasken Martineau DuMoulin LLP
66 Wellington Street West
Suite 4200
Toronto Dominion Bank Tower
Toronto, Ontario M5K 1N6

Attention: Richard E. Johnston
Fax No.: (416) 364-7813
(c)	If to the Liquidating Trustee at:

Gerard A. McHale, Jr., P.A. 1601 Jackson Street, Suite 200 Fort Meyers, FL 33901 Attention: Gerard A. McHale, Jr., as the Liquidating Trustee of Lancer Partners, LP.
With a copy to (which shall not constitute notice):

Berger Singerman 350 E. Las Olas Blvd., Suite 1000 Ft. Lauderdale, Florida 33301 Attention: Leslie Gern Cloyd Fax. No.: (954) 523-2872 Counsel to the Liquidating Trustee

With a copy to (which shall not constitute notice):

Hunton & Williams, LLP 1111 Brickell Avenue Suite 2500 Miami, Florida 33131 Attention: David E. Wells, Esq. Fax No.: (305) 810-1652 Special Securities counsel to the Receiver
Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.
Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section 5.11.
Section 5.12 Specific Performance and other Equitable Rights
Each of the Parties recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Arrangement Agreement and that the Purchaser would not enter into the Arrangement Agreement unless this Agreement was executed, and accordingly acknowledges and agrees that a breach by the Shareholder of any covenants or other commitments contained in this Agreement will cause the Purchaser to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, the Shareholder agrees that in the event of any such breach, the Purchaser shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at Law or in equity, and the Shareholder further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.
Section 5.13 Expenses
Each of the Parties shall pay its own legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred by it.

Section 5.14 Independent Legal Advice
The Shareholder acknowledges that the Shareholder has entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. The Shareholder further acknowledges that the Shareholder has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that the Shareholder has either done so or waived the Shareholder’s right to do so, and agrees that this Agreement constitutes a binding legal obligation and that the Shareholder is estopped from raising any claim on the basis that it has not obtained such advice.
Section 5.15 Counterparts
This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.
Section 5.16 Effectiveness
This Agreement shall not be effective until the Arrangement Agreement has been executed by the Purchaser and the Company and written copies of such executed agreement are delivered to the Shareholder.
Section 5.17 Severability
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law to the end that the transactions contemplated hereby and the Arrangement Agreement are fulfilled to the extent possible.
Section 5.18 District Court and Bankruptcy Court Approval
NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES ACKNOWLEDGE AND AGREE THAT SECTION 2.1, SECTION 3.2 AND SECTIONS 5.3 — 5.18 OF THIS AGREEMENT SHALL BECOME EFFECTIVE UPON EXECUTION AND DELIVERY HEREOF, AND THAT THE EFFECTIVENESS OF THE OTHER PROVISIONS OF THIS AGREEMENT IS SUBJECT IN ALL RESPECTS TO THE APPROVAL AND AUTHORIZATION OF EACH OF THE DISTRICT COURT AND THE BANKRUPTCY COURT PURSUANT TO THE ENTRY OF AN ORDER OR ORDERS BY EACH OF THE DISTRICT COURT AND THE BANKRUPTCY COURT THAT SHALL BE SUBSTANTIALLY IN THE FORM AND SUBSTANCE OF EXHIBITS A THROUGH [ ] HERETO ( THE “COURT ORDER APPROVALS”).

[Signature Page Follows]

     IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

Marty Steinberg, solely in his capacity as the Court
appointed Receiver of Lancer Management Group, LLC,
Lancer Management Group II, LLC, Lancer Offshore,
Inc., Omnifund, ltd., LSPV, Inc., LSPV, LLC, CLR
Associates, LLC, G.H. Associates LLC and Alpha Omega
Group, Inc. and the person in control of Lancer
Partners, L.P.

By:	/s/ Marty Steinberg
	Name:	Marty Steinberg

Gerard A. McHale, Jr. as the Liquidating Trustee of Lancer Partners, L.P.
By:	/s/ Gerard A. McHale
	Name:	Gerard A. McHale, Jr.

NUANCE COMMUNICATIONS, INC.
By:	/s/
Name:
Title:

[Signature Page to Trustee Voting Agreement]

SCHEDULE A
OWNED SHARES

Shareholder Name:	[Z] Corporation Common Shares:
Marty Steinberg, solely in his capacity as the Court appointed Receiver of Lancer Management Group, LLC, Lancer Management Group II, LLC, Lancer Offshore, Inc., Omnifund, ltd., LSPV, Inc., LSPV, LLC, CLR Associates, LLC, G.H. Associates LLC and Alpha Omega Group, Inc. and the person in control of Lancer Partners, L.P.[1]	18,718,008[2]

[1]	On October 22, 2008, the Receiver, as responsible person for Lancer Partners, along with the Official Committee of Unsecured Creditors of Lancer Partners and the Official Committee of Equity Security Holders of Lancer Partners, filed their First Amended Joint Plan of Liquidation of Lancer Partners (the “Bankruptcy Plan”) in the Chapter 11 bankruptcy case styled In re: Lancer Partners, L.P., Debtor, Case No. 06-11721-BKC-JKO. In December 2008, the U.S. Bankruptcy Court for the Southern District of Florida entered an Order approving the Bankruptcy Plan.

The Bankruptcy Plan provides that the assets of Lancer Partners will be transferred to a liquidating trust (the “Partners Trust”) for purposes of their administration by a liquidating trustee, Gerard A. McHale, Jr. (the “Partners Trustee”). The Bankruptcy Plan also provides that, subject to approval by the District Court, the assets of LMG II and LSPV-LLC will be transferred to the Partners Trust for administration by the Partners Trustee. On December 15, 2008, the District Court issued an Amended Order Granting the Receiver’s Motion to Transfer Assets of LMG II and LSPV-LLC to the Bankruptcy Estate of Lancer Partners. Pursuant to the Bankruptcy Plan and Partners Trust, the Reporting Entities expect to transfer to the Partners Trust a total of 3,495,944 shares (the “Trustee Shares”) of the Common Stock of the Issuer.

Pursuant to the Bankruptcy Plan, the sole purpose of the Partners Trustee is to liquidate the assets of Lancer Partners, LMG II and LSPV-LLC (collectively, the “Partners Trust Assets”) in favor of parties holding claims (as defined in Section 101(5) of the Bankruptcy Code) against Lancer Partners who are entitled to receive a distribution under the Partners Trust pursuant to the Bankruptcy Plan and the Partners Trust Agreement.

[2]	Such number includes the Trustee Shares which are expected to be transferred to the Liquidating Trustee.